                                                               EXHIBIT 5.01

                       [O'MELVENY & MYERS LETTERHEAD]

                                  December
                                    30th
                                    1996

Southwest Gas Corporation
5241 Spring Mountain Road
P.O. Box 98510
Las Vegas, Nevada 89193

     Re: Up to $150,000,000 Aggregate Principal Amount of Medium-Term Notes, Series A of Southwest Gas Corporation (the "Company")

Ladies and Gentlemen:

     We have acted as special counsel in connection with the issuance and sale by the Company of an aggregate of up to $150,000,000 principal amount of the Company's Medium-Term Notes, Series A (the "Notes") pursuant to that certain Distribution Agreement dated December 30, 1996 (the "Agreement") among the Company, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Dean Witter Reynolds Inc. and Painewebber Incorporated. The Notes are to be issued pursuant to an Indenture dated as of July 15, 1996 (the "Original Indenture") between the Company and Harris Trust and Savings Bank, as Trustee (the "Trustee"), as supplemented and amended by the First Supplemental Indenture dated as of August 1, 1996 (the "First Supplement") and the Second Supplemental Indenture dated as of December 30, 1996 (the "Second Supplement" and together with the First Supplement and the Original Indenture, the "Indenture").

     On the basis of our consideration of such questions of law as we have deemed relevant in the circumstances, we are of the opinion, subject to the assumptions and limitations set forth herein, that the Notes have been duly authorized by all necessary corporate action on the part of the Company and, when the final terms of a particular Note and of its issuance and sale have been duly established in conformity with the Indenture and when such

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Page 2 - Southwest Gas Corporation - December 30, 1996


Note has been duly executed, authenticated and issued in accordance with the provisions of the Indenture and upon payment for and delivery of the Notes in accordance with the terms of the Agreement and the Indenture, will constitute the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and except that the enforceability of the Notes is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

     We have, with your approval, assumed that the certificates for the Notes will conform to the forms thereof examined by us, that the signatures on all documents examined by us are genuine, that all items submitted as originals are authentic, and that all items submitted as copies conform to the originals, assumptions which we have not independently verified.

     We consent to the incorporation of this opinion in the Company's current Report on Form 8-K, event date December 30, 1996.


                                   Respectfully submitted,

                                   /s/ O'MELVENY & MYERS LLP